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                                                                  EXHIBIT 10.17

                  VENDOR FLOOD INSURANCE AGREEMENT ("Agreement")
                           entered into by and between

   AUTO CLUB SOUTH INSURANCE COMPANY, a Florida insurance company ("Company")
                                       and
     INSURANCE MANAGEMENT INFORMATION SERVICES, INC., a Florida Corporation
                                   ("Vendor")

ARTICLE I - AUTHORITY OF VENDOR

A. Company hereby appoints Vendor to supervise and administer its Write Your Own (WYO) flood insurance program in the State of Florida and such other states as may be mutually agreed upon in writing between Company and Vendor.

B. Company hereby grants Vendor the authority to act for and on behalf of Company in matters required for Vendor to properly supervise and conduct the handling of the aforesaid flood insurance business, including the authority to collect and remit premiums, process applications and other form, issue policies, and process claims, all in a manner consistent with, pursuant to and as authorized by the provisions of the National Flood Insurance Act of 1968, as amended, the Flood Disaster Protection Act of 1973, as amended, the regulations of the National Flood Insurance Program (NFIP/Write Your Own Program administered by the Federal Insurance Administration (FIA) and the Federal Emergency Management Agency (FEMA), ) (herein, collectively called the "WYO Program"). and the terms of this Agreement.

C. Vendor hereby accepts such appointment, and the grant of authority, and agrees to carry out the resulting duties and responsibilities to the best of its ability, knowledge, skill, and judgment, and in accordance with the highest reasonably attainable standards of quality generally utilized in the insurance and data processing industries.

ARTICLE II - SPECIFIC RESPONSIBILITIES OF VENDOR

A. Vendor shall be responsible for the following:
   l. Full Policy Administration, in accordance with the WYO Program, including:
      a. Community Eligibility/Rating Criteria,
      b. Policyholder Eligibility Determination;
      c. Policy Issuance;
      d. Policy Endorsements;
      e. Policy Cancellations;
      f. Policy Correspondence;
      g. Policy Renewal
      h. Payment of Agents' Commissions (on Company's behalf); and,
      i. The receipt, recording, control, timely deposit, and disbursements of funds in connection with the foregoing (a through g), in accordance with the WYO Financial Control Plan requirements established by the FIA ("Financial Control Plan").

   2. Claims Processing, in accordance with general Company standards and the WYO Financial Control Plan. Vendor may also rely on information and will perform to the standards contained in the WYO Claims Manual, the FEMA Adjuster Manual, the FIA/NFIP Policy Issuance Handbook the WYO Operational Overview, or other WYO Program instructional material.

   3. Preparing and submitting to the FIA monthly financial and statistical reports, reconciliations, certifications, and statistical tapes on Company's behalf, in accordance with the WYO Program Accounting Procedures.

B. Vendor shall provide assistance to Company agents in writing flood business to which this Agreement relates, by: (l) procuring for each appointed agent a limited license to use the FloodWriter(C)(TM) rating program, and (2) providing current flood zone determinations for each such policy application requested.


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C. Vendor shall establish a program of self-audit acceptable to the FIA or shall comply with the self-audit program contained in the WYO Financial Control Plan. Vendor shall report the results of this self-audit to Company and FIA annually.
D. Vendor shall coordinate activities and shall provide information to the FIA or its designee whenever a Flood Insurance Catastrophe Office is established.
E. Vendor shall keep appropriate records in accordance with Internal Revenue Service regulations in order to handle 1099 reporting, for Company, when applicable.
F. With respect to processing documents, claims, requests or inquiries. Vendor shall perform its services hereunder in accordance with the National Flood Insurance Act, as amended, and all implementing regulations as well as Company's Write-Your-Own Arrangement with FEMA. The same standards by Company is bound to FEMA shall be which Vendor is bound to Company.

ARTICLE III- PREMIUM COLLECTION AND ARRANGEMENT

A. Vendor and Company shall establish a banking arrangement which complies with the FEMA/FIA Financial Assistance/Subsidy Arrangement ("Arrangement,") and other WYO Program requirements, and which will provide for the establishment of an NF1P restricted account with Company as custodian and a FEMA Letter of Credit, with additional accounts as needed to facilitate operations, all in conformity with FEMA guidelines. Company shall grant specific Vendor employees check-signing authority on accounts and authority to initiate appropriate drawdowns against Company's Letter of Credit, in order for Vendor to act on Company's behalf in making disbursements for Company liabilities established by the Arrangement, the WYO Program, and this Agreement. All such authorizations shall be in writing and may be revoked, amended or modified at any time by Company, upon 5 days of advance notice to Vendor. Vendor shall be liable to the FIA for any and all premiums Vendor has received on business written under this Agreement. Vendor shall establish procedures for the timely deposit and remittance of funds to the U.S. Treasury via the authorized automatic clearinghouse mechanism.
B. Vendor shall maintain supporting documentation for all bank accounts over which it has authority. At least quarterly, Vendor shall prepare financial data, by state, reflecting all debits and credits with respect to flood insurance business written, including agents' commissions and Vendor's servicing fees paid, during the preceding quarter.

ARTICLE IV- COMPANY ACCESS TO RECORDS

Company, by its duly appointed representatives, shall have the right at any reasonable time to examine papers in the possession of Vendor covering flood insurance business written hereunder.

ARTICLE V - EXPENSES AND FEES

A. Vendor shall at no cost to Company accomplish the following:
   1. Develop and input Company data into Vendor's policy, claims, and general ledger systems;
   2. Establish agent master files;
   3. Assist with obtaining the Letter of Credit, restricted bank account, and funds transfer arrangement;
   4. Design and order forms;
   5. Develop any necessary customized procedures;
      and,
   6. Conduct initial training (excluding travel expenses).
B. Company shall pay Vendor a monthly servicing fee equal to 8 percent of monthly gross premiums written hereunder. Once calendar year gross written premium exceeds two million dollars, the monthly processing fee will be 7% of monthly gross premium for the balance of the calendar year. Vendor shall pay the general expenses of processing flood insurance business pursuant to this Agreement, including those of policy administration, claims processing, and financial and transactional reporting.
C. Company shall pay all taxes, including state premium taxes and fees, municipal taxes and fees, dividends, agents' commissions, or any board, exchange or bureau assessment.


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D. Allocate Loss Adjustment expenses reimbursed to the Company pursuant to the
   "Fee Schedule" in the WYO) Arrangement shall be paid to Vendor for handling Company claims.
E. The WYO Program Unallocated Loss Adjustment expenses reimbursement paid by FEMA of 3.3% of net claim amount after deductible shall be shared with Vendor receiving 3% and the Company receiving 3/10 of a percent.
F. Company shall receive 5% of any salvage recovery, after expenses.
G. Company shall receive 15% of any subrogation recovery, after expenses.
H. Company shall pay for any audit expenses as required by the rules and regulations of the Federal Insurance Administration/National Flood Insurance Program.

ARTICLE VI - ADDITIONAL SERVICES AND FEES

A. Full Book Flood Zone Determinations - A zone determination on each of (or a portion of) Company's homeowners policies is available at a cost of $10.00 per policy.
B. A zip code analysis sorting designated blocks of homeowners policies into two categories. Preferred Risk or Special Flood Hazard is available at no charge.
C. Agent or Company Training - Upon request, Vendor will provide one training session per quarter, or four training sessions per year, to Company or Company's agents. Company shall provide the training facility and shall reimburse Vendor for travel expenses incurred.
D. Marketing Material - Company may use Vendor's previously developed marketing or promotional materials, which Vendor shall customize and produce for Company, at Company's expense.

ARTICLE VII - CONFIDENTIALITY OF DATA AND INFORMATION

A. Vendor and Company acknowledge that any and all information concerning the other's business is "Confidential and Proprietary Information", and neither party shall permit the duplication, use, or disclosure of any such "Confidential and Proprietary Information" to any person (other than its own employees, agents or representatives who must have such information for the performance of obligations hereunder), unless such duplication, use, or disclosure is specifically authorized in writing by the other party. "Confidential and Proprietary Information" is not meant to include any information which, at the time of disclosure, is generally known to the general public and/or the insurance industry.
B. Neither party shall use or duplicate the name(s), trademark(s), servicemark(s), or trade name(s) (whether registered or not) of the other party in public releases or advertising or in any other manner unless such use or duplication is specifically authorized in writing by the other party, except that Vendor may include Company's name in a list of clients/customers without such authorization.
C. Neither party shall disclose information as to specific work performed or services fees under this Agreement without prior written consent of the other party.
D. Vendor shall maintain system integrity and data security necessary to protect Company's records and data from loss and damage and to protect against unauthorized disclosure of Company's confidential and proprietary data as described in this Article.
E. The disclosure restrictions provided in this Article shall be extinguished at the time and to the extent that the confidential information becomes generally available to the public domain without the fault of Vendor.

ARTICLE  VIII - COMMENCEMENT AND TERMINATION

A. This Agreement shall become effective on the date that this document is executed by Company and by Vendor, and shall remain in force for three (3) years. It may be terminated at any time after the three (3) years by either party sending written notice of termination to the other not less than thirty days prior to the termination date.
B. This Agreement may, at the option of Company, be terminated in the event that Vendor fails to perform any of the terms and conditions of this Agreement and such failure continues for a period of ninety days after written notice given by Company to Vendor specifying the nature of the default(s).

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C. Upon termination of this Agreement, Vendor shall fully account to Company for all of its responsibilities and activities pursuant to this Agreement.
D. Company shall be held harmless for any and all adverse acts or omissions of Vendor arising out of, and in conjunction with, this Agreement; Company shall be indemnified for all costs and expenses incurred as a result of the adverse actions or omissions of Vendor.
E. Vendor shall be held harmless for any and all adverse acts or omissions of Company arising out of, and in conjunction with, this Agreement; Vendor shall be indemnified for all costs and expenses incurred as a result of the adverse actions or omissions of Company.

ARTICLE: IX - LIABILITY

Vendor's liability to Company shall be limited to the same extent that the Company's liability is limited to FEMA in connection with the WYO Flood Insurance Program. Neither, party shall be liable to the other for incidental consequential or punitive damages.

ARTICLE X - MISCELLANEOUS

A. The law of the State of Florida shall govern this Agreement or any dispute arising therefrom.
B. This Agreement contains all of the prior oral and/or previously written agreements, representations, and arrangements between the parties hereto. There are no representations or warranties other than those set forth herein.
C. If either party should bring a Court action alleging breach of this Agreement or Seeking to enforce, rescind, renounce, declare void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorney's fees and costs (including legal expenses for any appeals taken), and to have the same awarded as part of the judgment in the proceeding which such legal expenses and attorney's fees were incurred.
D. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if it had been executed with the invalid portion thereof eliminated It is, therefore, declared the intention of the parties hereto that each of them will have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared void.
E. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.
F. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by and hand delivery, by overnight carrier, by registered or certified mail, or by facsimile transmission and shall be addressed as follows:

  As to Vendor                 Insurance Management Information Services, Inc.
                               P. O. Box 15707
                               St. Petersburg, Florida 33733
                               Attn: Anne Sullivan
                               Fax #(813) 822-0484

  As to Company:               Auto Club South Insurance Company
                               1515 N. Westshore Blvd.
                               Tampa, Florida 33607
                               Attn: Larry Patrick
                               Fax #(813) 289-1498

Notices sent by hand delivery shall be deemed effective on the date of hand delivery. Notices sent by overnight carrier shall be deemed effective on the next business day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed effective on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be

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deemed to be effective on day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed effective on the next business day.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement to be effective as of 10 day of November, 1995.

"Vendor"                               "Company"

INSURANCE MANAGEMENT                   AUTO CLUB SOUTH
INFORMATION SERVICES, INC.             INSURANCE COMPANY



by: /s/Robert G. Menke                 by: /s/Larry D. Patrick
   ------------------------------         --------------------------------
                                              Larry D. Patrick
R.G. Menke, Senior Vice President      as its: Managing Director
---------------------------------             ----------------------------

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